December 14, 2025

Mr. Tobias Hartmann

Dear Tobi,

I am pleased to extend an offer for you to join Cars.com, Inc., d/b/a cars commerce Inc. (“Cars Commerce” or the “Company”). Our Search Committee has been impressed with you as a candidate during the interview process and have enjoyed all of our interactions. We are confident that your skills, experience and character are well suited to the role. The purpose of this letter is to briefly summarize the details of our offer.

Position: Chief Executive Officer Designate

Location: Remote at primary location chosen by you in the United States, subject to business travel from such primary location as necessary from time to time, including to Company HQ in Chicago and office locations (with reimbursement for all associated travel expenses)

Reports To: Board of Directors (“Board”)

Anticipated Start Date: December 22, 2025

Base Salary: $750,000, subject to review by the Board at least annually for increase.

The positions described herein are exempt from the overtime provisions of the Fair Labor Standard Act.

You will initially be employed in the executive officer position of Chief Executive Officer Designate for a transition period. No later than January 15, 2026, you will be appointed Chief Executive Officer and commence serving as a member of the Board, and will be nominated to serve on the Board for so long as you remain Chief Executive Officer. You may be asked to serve as a Director of one or more subsidiaries or affiliates of the Company. Upon severance of your employment for any reason, you shall be deemed to have resigned from the Board and from all other positions as an officer or director of any of the Company’s subsidiaries or affiliates.

Annual Performance Bonus Plan

Beginning in 2026, you will be eligible to participate in the Performance Bonus Plan as provided by the plan terms. This bonus opportunity is based on your base salary and attainment of specific key financial goals and performance objectives. In respect of each year, the Board will set these specific key financial goals and performance objectives no later than March 31st of such year. Upon attainment of the targeted level of performance you will be eligible to receive 110% of your actual base salary paid during the year ( the “Target Bonus”). The Board will also set goals for threshold and superior performance in a manner consistent with past practice, achievement of which will make you eligible to receive 75% and 200% of the Target Bonus, respectively.

Long Term Incentive Plan / Equity Compensation

In addition, we will recommend to the Compensation Committee that you participate in the Cars Commerce LTIP Plan through which you may periodically receive grants of restricted stock units, performance stock units, or other equity-related awards, subject to the terms and conditions thereof. Your initial new hire equity awards are anticipated to be granted as soon as practicable after the start date under an inducement equity plan and grant agreements in forms provided to you and which have an aggregate value of approximately $5,000,000 composed of: (i) a $3,000,000 grant of restricted stock units (RSUs) vesting ratably, 1/3 on each of the first three anniversaries of your start date and generally subject to your continued employment, and (ii) a $2,000,000 grant of performance stock units (PSUs) vesting over a three-year performance period in three installments based on the achievement of stock price targets and generally subject to your continued employment. It is also anticipated that you will receive annual equity awards, beginning in 2026, at the time annual awards are made to other executives consistent with past practice, with a target value as of the grant date equal to approximately $7,000,000, of which 50% will be in the form of time-based RSUs. With respect to both your new hire equity award and annual equity awards, the number of units you receive will be rounded to the nearest whole share based on the closing price of CARS stock on the grant date and is not official until the Compensation Committee of the Board of Directors approves the grant in its sole discretion and in accordance with our normal LTIP grant processes.

Please note that the Annual Performance Bonus Plan and Long Term Incentive Plan are generally administered annually, in varying amounts, and may be amended or terminated at any time and for any reason in accordance with their terms. Also, final award values are generally based on the Company’s performance, your performance and applicable guidelines, which may be changed over time. Equity grants are approved upon authorization by the Compensation Committee of our Board of Directors.

Company Benefits

Effective on your start date, you will be eligible to participate in the Cars Commerce Benefit Package for salaried employees (summary included in your Offer Packet). You will be provided with additional information on or before your start date.

Paid Time Off Entitlement

You will be eligible to receive 25 days of paid time off (“PTO”) per calendar year, in accordance with the Company’s vacation policy. The actual number of days of PTO will be prorated based on your start date.

Attorneys’ Fees

The Company agrees to reimburse you for your reasonable attorneys’ fees incurred in connection with your review, negotiation and delivery of this letter and related documents. You agree to present an invoice with respect to such attorneys’ fees no later than 30 days following the date this letter is signed, and the Company will reimburse any applicable amount within 30 days following its receipt of such invoice.

Severance & Change in Control

You will be eligible to participate in the Company’s existing Executive Severance Plan and Change in Control Severance Plan (“Severance and CIC plans”) for senior executives. In addition, in the event of any change of control event, including any merger, acquisition, buy-out, sale of assets, spin-off, or taking of the Company private, or any other similar transaction, you will be treated no worse, and shall have the same rights and privileges, as any of the other C-suite executives of Cars Commerce, with respect to the treatment and handling of your RSUs and any other equity awards in and following the change in control event or transaction. Notwithstanding the foregoing:

* Under the Executive Severance Plan, a Qualifying Termination shall also include a resignation by you for Good Reason, which shall mean (i) a material diminution of your title, duties, authorities or responsibilities (including reporting), (ii) a material breach of this agreement or any other agreement between you and the Company, or (iii) a failure by Compensation Committee to approve your new hire equity award or any annual equity award as contemplated by this agreement. Within 90 days after the event that created the Good Reason, you shall provide written notice to the Company specifying why you believe you have Good Reason and the date of your resignation for Good Reason which shall not be less than 30 days or more than 45 days later than the date on which the notice is given; provided that the Company shall have 15 days from the date of such written notice to cure the event or action underlying the claim for Good Reason.

* Under the Change in Control Severance Plan, the definition of Good Reason shall include the material diminution of your duties, authorities or responsibilities (including reporting) from those in effect immediately prior to a Change in Control, which diminution shall be deemed to occur as a result of the Company ceasing to be publicly-traded.

* Any termination or amendment of either the Executive Severance Plan or the Change in Control Severance Plan that is adverse to you shall not be effective as to you without your written consent.

Indemnification

In the event that you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by you or the Company related to any contest or dispute between you and the Company or any of its affiliates with respect to this Letter or your employment hereunder, by reason of the fact that you are or were a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, you shall be indemnified and held harmless by the Company, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees), which shall be advanced to you, in each case in as provided under the Company’s by-laws and except as otherwise provided by law. You will also be covered under any director and officer liability policy on customary terms and in any case no less favorable than those applicable to any other officer or director of the Company.

Background Check

We have completed a satisfactory background check, including your criminal history as well as verification of your employment history, education and social security number and your authorization to lawfully work for the Company in the position and location offered above.

Response Date

This offer of employment will expire on December 17, 2025. At close of business on that date, this offer shall be considered to have been withdrawn unless the time period for acceptance has been extended by the Company. Please respond to us with your decision by the appropriate date.

Restrictive Covenant Agreement

Your employment pursuant to this offer is contingent on your execution of the Company’s standard restrictive covenant agreement.

Communication

You and the Chairman will jointly agree on both an internal and external communication announcing your employment with the Company.

The above describes in part our current policies, programs, and perquisites. The Company reserves the right to amend, modify or delete such policies, programs, and perquisites at any time, and the Company may withhold from any amounts payable under this letter all federal, state, city or other taxes as the Company is required to withhold. In addition, this letter is not intended to be and should not be construed to be a contract or offer of employment for any specific term. By signing below you acknowledge and agree that your employment with the Company is and at all times shall be “at will,” meaning that it may be terminated by either you or the Company at any time, with or without cause or notice and to the terms and conditions of employment as stated in this offer letter.

We look forward to welcoming you and are confident you will have a tremendous impact on our organization.

Warm wishes,

Sarah Archibong
Chief Human Resources Officer

_________________ __________________

Sarah Archibong Date

I hereby accept the offer and terms and conditions:

_________________ __________________

Tobias Hartmann Date